Liquidity Services Appoints Novelette Murray as Chief Human Resources Officer
Company veteran builds on recent success to strengthen and support global B2B e-commerce marketplace leader

BETHESDA, MD – September 16, 2020 -- Liquidity Services (NASDAQ: LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced the appointment of Novelette Murray as Chief Human Resources Officer (CHRO), reporting to CEO Bill Angrick. She will succeed Mike Lutz in his role as Vice President, Human Resources, effective at the end of the current fiscal year after which Mr. Lutz will serve as a senior advisor to the Company on a consulting basis. As CHRO, Novelette will lead all aspects of human resources and be responsible for aligning our talent with the company’s business strategy, including hiring, training, development, performance management, diversity and inclusion, and succession planning.

"Novelette is a veteran of Liquidity Services with strong knowledge of the Company’s business operations, people and customers. She is a highly respected member of our organization and has proven herself to be a leader dedicated to our core values and culture of relentless improvement," said Bill Angrick, chairman and CEO. "Novelette's strong record in creating and implementing collaborative relationships and processes to improve both employee experiences and service delivery to our customers will be important to driving our growth and enabling rewarding advancement opportunities for our associates."

Mike Lutz will retire from Liquidity Services at the end of fiscal 2020 after more than eight years with the company, overseeing the development of a centralized global HR function, adoption of best practices and the integration of acquired companies.

“We wish Mike the very best in this next chapter of his life. He has built a best-in-class HR function and instituted best practices we will carry forward, including talent development that is aligned with our strategic priorities,” continued Mr. Angrick.

"Liquidity Services is an innovative market leader with strong core values that is committed to continued growth and its employees' success," said Novelette Murray, chief human resources officer. "I look forward to working with the executive team to continue the development and implementation of a global HR strategy that will deliver value for our customers, maximize diversity and opportunity for our internal team, and position Liquidity Services for future success."

Novelette joined Liquidity Services in 2010 and most recently served as Vice President, HR Operations with responsibility for developing and implementing the Company’s HR business practices and recent transformation initiatives. Novelette received her Bachelor of Arts degree in Organizational Communications with honors from Rollins College and an MBA from the University of Maryland University College.
About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 14,000 sellers worldwide. With over $8 billion in completed transactions, and approximately 3.6 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.
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Contact:
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Liquidity Services
Julie Davis
202.558.6234
julie.davis@liquidityservices.com

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